Exhibit 99

Titan International Announces 23 Percent Increase in Revenue for Third Quarter 2013

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 29, 2013

Third quarter highlights:

•	Sales for third quarter 2013 were $497.5 million up 22.9 percent, compared to $404.7 million in the third quarter of 2012.

•	Gross profit decreased 6.9 percent for third quarter 2013 to $62.5 million, or 12.6 percent of net sales, compared to $67.2 million in third quarter 2012, or 16.6 percent of net sales.

•	Third quarter income from operations was $17.1 million compared to $36.2 million last year.

•	Adjusted net income for the third quarter was $8.1 million, compared to $24.7 million in the third quarter of last year (see appendix below).

•	Adjusted earnings per share for the third quarter 2013 are $0.15 and $0.15 for basic and fully diluted, respectively, compared to $0.59 and $0.49 for 2012, basic and fully diluted, respectively.

Statement of Chief Executive Officer:
Chairman and CEO, Maurice M. Taylor comments, "The third quarter has come and gone. Ag has held steady, earthmoving and construction declined and further decreases in raw material prices have impacted margins. Some people will say the glass is half full; others say it’s half empty. I see the future for Titan as the best I’ve ever seen. Why? We have many opportunities on the horizon.
"New Agriculture wheels and tires: Titan’s new agriculture wheels and tires are not only the best they’ve ever been, but we are showing the North American farmers how our new tires can make a 4-wheel tractor compete with a Quadtrac. This saves the farmer $60,000 per tractor and lowers operating costs going forward. We are doing the same with combines, sprayers, implements, grain carts, any tire on a piece of farm equipment. The last four years of development, time and money are leading to sales of this new product offering. We are taking this design into our construction and mining tire business. Titan has spent the R&D dollars over the last four to five years to prove what we thought and going forward Titan’s new wheels and tires will produce better margins. For more information, click here to view our video.

"New Radial LSW tires: In July, Titan’s new 58/80/63 radial loader tire was approved by Caterpillar to be used on OEM and aftermarket on the Caterpillar 994 loader. This tire is thousands of dollars less than Bridgestone’s 58/57 bias radial tire. If Titan’s LSW 58/80/63 works on a Caterpillar 994, then all of our new radial LSW tires will work on the smaller loaders, which are used in mining and construction. The timing of this is perfect because everyone is looking to lower their costs and the LSW tires do that. Titan is also the only company today who produces the wheels for the new LSW tires.

"Tire Reclamation: Titan Mining Services ("TMS") has started Titan Tire Reclamation Corp. ("TTRC"). TTRC will be working with Green Carbon who has developed a pyrolysis process in which mining tires and belting can be put in a reactor so that, when the process is completed, a 59R63 super giant tire becomes 450 to 500 gallons of oil, approximately 4,000 pounds of carbon black and approximately one ton of steel.

"Depending on the country TTRC is operating in, the company will receive carbon credits. In addition to the return on oil, carbon black and steel, TTRC will be paid a fee. The first system is planned to go to the oil sands in Alberta, Canada, and then Elk River Valley of B.C. Canada. We are planning units for Elko, Nevada; Gillett, Wyoming; Chile and Australia. Titan has plans to use the reclaimed carbon black in various tire products, which should give Titan a green carbon certificate for tires we produce - even the reclaimed steel counts. There’s no question Titan Mining Services will be growing world-wide in the next few years. As TMS expands, each location will have other equity owners operating each facility.

"I know the first question is what would revenue be? The above gross revenue at today’s price should be $250 million for the sites mentioned above. The EBITDA should be between $75 and $100 million gross. Yes, the margins are better turning the tires back into oil, carbon black and steel. Titan has been working on this for the past three years and we’ll have our first reactor running in June/July 2014.

Outlook:
"The market in construction and mining tires has been soft the last few quarters and, with the lower cost of materials, tire prices will be dropping through the end of the year. The mining companies, I believe, will be dropping their tire inventory from 14 months to 6 months and then buying what they use going forward at lower prices. However, the smaller construction business should expand 20 to 25% in 2014 based on information from OEMs.

"With our new tire acquisition in Volgograd, Russia the entire Titan team believes we can really expand the output of this facility. I agree, but like everything else, I believe it will take a little longer than what some of our team thinks. The plant has the technical talent. The question becomes how fast they execute the plan.

"You can see why I believe the glass is half full and how we are going to grow. In short, the agriculture market is still strong. Pricing is dropping due to lower cost materials. Our revenue should stay the same because our market share should grow. The construction tire and wheel business should grow double digits in 2014 if the OEM forecasts stay where they predict. As Titan focuses on all the specialty wheels and tires, we should see improvement in margins." Taylor concludes, "Titan will announce the management goals for 2014 sales and EBITDA the week of December 15, 2013."

Financial Summary:

Sales: Titan recorded sales of $497.5 million for the third quarter of 2013, compared to third quarter 2012 sales of $404.7 million. Sales increased approximately 35 percent from the addition of recently acquired entities including $128.9 million at Titan Europe for the third quarter 2013. Net sales for the first nine months of 2013 were $1,669.2 million, compared to $1,327.0 million in 2012, an increase of 25.8 percent. Year to date sales increased approximately 35 percent due to recent acquisitions of which $432.0 million is attributed to revenue from Titan Europe. Overall sales volume remained consistent with the prior year.  For the third quarter, the increase in net sales was partially offset by a.) a price/mix reduction which resulted largely from decreased raw material prices that were generally passed on to customers and decreased sales approximately 5 percent, b.) weakened demand in the earthmoving/construction market which contributed to a 4 percent decrease in sales volume and c.) unfavorable currency translation which decreased sales by approximately 3 percent. The increase in year to date sales was offset by the price/mix reduction resulting largely from lower raw material prices passed on to customers lowering sales approximately 7 percent and an unfavorable currency translation which decrease sales 2 percent.

Gross profit: Gross profit for the third quarter of 2013 was $62.5 million, or 12.6 percent of net sales, compared to $67.2 million, or 16.6 percent of net sales for the third quarter of 2012. Gross profit for the nine months ended September 30, 2013, was $245.9 million, or 14.7 percent of net sales, compared to $242.6 million, or 18.3 percent of net sales in 2012. Gross profit, as a percentage of net sales, decreased as lower raw material costs were passed on to customers before being fully realized by the company. Increased warranty provisions relating to earthmoving tires also contributed to the decreased gross profit. Titan Europe provided gross profit of $16.2 million, or 12.6 percent of net sales. Titan Europe margins were negatively affected by decreased earthmoving/construction demand in Europe.
Warranty Expense: The provision for warranty liability was $35.1 million at September 30, 2013 or 2.1 percent of sales compared to $23.0 million at September 30, 2012 or 1.7 percent of sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the third quarter of 2013 were $38.7 million, or 7.8 percent of net sales, compared to $25.5 million, or 6.3 percent of net sales, for 2012. Selling, general and administrative (SG&A) expenses for the nine months ended September 30, 2013 were $124.8 million, or 7.5 percent of net sales, compared to $79.7 million, or 6.0 percent of net sales, for 2012. The increase in SG&A expenses year to date were primarily the result of approximately $35 million of SG&A expenses at recently acquired facilities.

Income from operations: Income from operations for the third quarter of 2013, was $17.1 million, or 3.4 percent of net sales, compared to $36.2 million, or 8.9 percent of net sales, in 2012. Income from operations for the six months ended September 30, 2013, was $101.8 million, or 6.1 percent of net sales, compared to $175.8 million, or 13.2 percent of net sales, in 2012.

Interest expense: Interest expense was $12.4 million and $6.2 million for the quarters ended September 30, 2013, and 2012, respectively. Year-to-date interest expense was $35.9 million and $18.7 million for the nine months ended September 30, 2013, and 2012, respectively. The increase in interest expense is primarily the result of the increase in the 7.875 senior secured notes of $325 million issued first quarter 2013.

Non-cash convertible debt charge: In the first quarter 2013, Titan agreed to convert approximately $52.7 million of the 5.625 percent convertible notes into approximately 4.9 million shares of the Company's common stock plus a cash payment totaling $14.2 million. In connection with this exchange, the Company recognized a charge of $7.3 million in accordance with accounting standards for debt conversion.

Earnings per share: For the third quarter of 2013, basic and diluted earnings per share were $0.15 and $0.15, respectively. This compared to the same period last year, basic and diluted earnings per share were $0.46 and $0.39, respectively. Year-to-date 2013 basic and diluted earnings per share were $0.96 and $0.89, respectively. Year-to-date 2012 basic and diluted earnings per share were $2.35 and $1.92, respectively. On an adjusted basis (see appendix below), basic and fully diluted earnings per share were $0.15 and $0.15, respectively, for the third quarter 2013 and $0.59 and $0.49 for 2012. Year-to-date adjusted earnings per share were $0.85 and $0.85, basic and fully diluted, respectively, compared to $2.23 and $1.83 in the prior year.

Capital expenditures: Titan’s capital expenditures were $18.9 million for the third quarter of 2013 and $17.3 million for the third quarter 2012. Year-to-date expenditures were $55.0 million for 2013 compared to $36.3 million for 2012.

Deferred Tax Asset Valuation Allowance: During the quarter ended June 30, 2013, Titan recognized a non-cash charge of $11.7 million to establish a valuation allowance on the Italy net deferred tax assets. This valuation allowance was needed due to the reassessment of the realizability of the deferred tax asset as a result of the insurance proceeds from the earthquake becoming non-taxable resulting from the Italian tax law changes. Adjusted net income (See appendix below) for the nine months ended 2013 includes the non-cash income tax charge as a result of a change in a deferred tax asset valuation allowance.

Debt balance: Total long term debt balance was $637.4 million at September 30, 2013 compared to $441.4 million on December 31, 2012. Titan issued an additional $325 million in 7.875 percent senior secured notes in the first quarter of 2013. Short-term debt balance was $104.9 million at September 30, 2013 and $145.8 million at December 31, 2012. Net debt (debt less cash and investments) was $189.9 million at September 30, 2013, compared to $252.3 million at December 31, 2012

Equity balance: The company’s equity was $711.0 million at September 30, 2013 compared to $632.4 million at December 31, 2012.

Subsequent Events:
Voltyre-Prom Purchase
On October 4, 2013, Titan in partnership with One Equity Partners and the Russian Direct Investment Fund closed the acquisition of an 85 percent interest in Voltyre-Prom, a leading producer of agricultural and industrial tires in Volgograd, Russia, for approximately $94.0 million. Titan will act as operating partner with responsibility for Voltyre-Prom's daily operations on behalf of the consortium of which Titan holds a 30% interest.

6.875% Senior Secured Notes due 2020
On October 7, 2013, the Company closed on an offering of $400.0 million 6.875% senior secured notes due 2020. Titan used the net proceeds from the offering towards financing the repurchase of the Company's 7.875% senior secured notes due 2017 including tender and consent payments, accrued interest and expenses associated therewith.

7.875% Senior Secured Notes due 2017 Tender Offer Settlement
On October 7, 2013, the Company elected to exercise its early settlement election in connection with a tender offer to purchase all of its 7.875% senior secured notes due 2017, and purchased $387.3 million, or approximately 73.8 percent of such notes. In connection with this transaction, Titan will record expenses of approximately $18 million in the fourth quarter of 2013. These expenses relate primarily to a tender and consent premium of $64.50 per $1,000 principal amount of the notes and unamortized deferred financing fees offset by unamortized premium on the notes. The tender offer expired October 21, 2013, with no further additional notes tendered.

7.875% Senior Secured Notes due 2017 Redemption Call
On October 7, 2013, the Company announced a call for redemption for all 7.875% senior secured notes due 2017 that were not validly tendered by the expiration of the tender offer on October 21, 2013. The remaining notes will be redeemed on November 6, 2013. In connection with this transaction, Titan will record expenses of approximately $4 million in the fourth quarter of 2013. These expenses relate primarily to a redemption premium of $59.06 per $1,000 principal amount of the notes and unamortized deferred financing fees offset by unamortized premium on the notes.

Third Quarter Conference Call:
Titan will be hosting a conference call for the third quarter earnings announcement at 2:00 p.m. Eastern Time on Tuesday October, 29, 2013. To participate in the call, dial (877) 870-4263, (International callers dial (412) 317-0790; Canada (855) 669-9657). The call will be webcast and can be accessed at www.titan-intl.com in the "News & Events/Conference Calls" section on the "Investor Relations" page of our website. A replay of the call will be available until November 8, 2013.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands except earnings per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$497,510	$404,719	$1,669,188	$1,327,040
Cost of sales	435,004	337,558	1,423,276	1,084,430
Gross profit	62,506	67,161	245,912	242,610
Selling, general and administrative expenses	38,731	25,497	124,827	79,742
Research and development expenses	2,778	1,759	8,281	4,456
Royalty expense	3,942	3,739	10,960	8,740
Supply agreement termination income	—	—	—	(26,134)
Income from operations	17,055	36,166	101,844	175,806
Interest expense	(12,414)	(6,187)	(35,924)	(18,699)
Convertible debt conversion charge	—	—	(7,273)	—
Gain on earthquake insurance recovery	—	—	22,451	—
Other income	8,722	2,439	7,712	6,163
Income before income taxes	13,363	32,418	88,810	163,270
Provision for income taxes	5,711	13,589	38,913	64,722
Net income	7,652	18,829	49,897	98,548
Net loss attributable to noncontrolling interests	(441)	(750)	(888)	(506)
Net income attributable to Titan	$8,093	$19,579	$50,785	$99,054

Earnings per common share:
Basic	$.15	$.46	$.96	$2.35
Diluted	$.15	$.39	$.89	$1.92
Average common shares and equivalents outstanding:
Basic	53,440	42,180	52,900	42,148
Diluted	59,391	53,326	59,444	53,315

Dividends declared per common share:	$.005	$.005	$.015	$.015

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands except earnings per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues from external customers
Agricultural	$273,301	$246,578	$907,797	$831,376
Earthmoving/construction	168,964	103,135	586,806	318,244
Consumer	55,245	55,006	174,585	177,420
	$497,510	$404,719	$1,669,188	$1,327,040

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	September 30,	December 31,
Assets	2013	2012
Current assets
Cash and cash equivalents	$447,456	$189,114
Accounts receivable, net	290,247	297,798
Inventories	375,893	366,385
Deferred income taxes	33,133	50,558
Prepaid and other current assets	97,292	92,268
Total current assets	1,244,021	996,123
Property, plant and equipment, net	561,706	568,344
Goodwill	22,534	24,941
Deferred income taxes	7,241	8,383
Other assets	112,259	112,444
Total assets	$1,947,761	$1,710,235
Liabilities and Equity
Current liabilities
Short-term debt	$104,884	$145,801
Accounts payable	195,123	180,065
Other current liabilities	153,476	141,214
Total current liabilities	453,483	467,080
Long-term debt	637,388	441,438
Deferred income taxes	47,216	62,259
Other long-term liabilities	98,632	107,096
Total liabilities	1,236,719	1,077,873
Equity
Titan stockholders' equity
Common stock (no par, 120,000,000 shares authorized, 55,253,092 and 50,350,048 issued, respectively)	—	—
Additional paid-in capital	557,467	507,199
Retained earnings	223,389	173,407
Treasury stock (at cost, 1,712,557 and 1,787,844 shares, respectively)	(15,769)	(16,445)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(75,640)	(56,469)
Total Titan stockholders’ equity	688,372	606,617
Noncontrolling interests	22,670	25,745
Total equity	711,042	632,362
Total liabilities and equity	$1,947,761	$1,710,235

Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for September 30, 2013.

Amounts in thousands except earnings per share data	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012
Net income attributable to Titan	$8,093	$19,579	$50,785	$99,054

Adjustments:
Europe rationalization	-	-	139	-
Europe VAT settlement (Brazil)	-	-	1,306	-
Europe earthquake insurance settlement	-	-	(22,451)	-
Italy DTA Valuation Allowance from change in deferred tax asset	-	-	11,656	-
Convertible debt conversion charge	-	-	3,701	-
Supply agreement termination income	-	-	-	(17,248)
Adoption of unrecognized tax benefit	-	2,360	-	4,348
CEO incentive compensation	-	-	-	5,127
Europe acquisition costs	-	2,790	-	2,836

Adjusted Net Income	$8,093	$24,729	$45,136	$94,117

Adjusted earnings per common share:
Basic	$0.15	$0.59	$0.85	$2.23
Diluted	$0.15	$0.49	$0.85	$1.83

Average common shares outstanding:
Basic	53,440	42,180	52,900	42,148
Diluted	59,391	53,326	59,444	53,315

Contact: Krista Gray, Director of IR & Communication
krista.gray@titan-intl.com; 217-221-4773